Exhibit 99.1

                  U. S. STEEL CHAIRMAN AND CEO THOMAS J. USHER
                          TO RETIRE AT END OF SEPTEMBER

     PITTSBURGH, April 27, 2004 - United States Steel Corporation (NYSE: X)

Chairman and Chief Executive Officer Thomas J. Usher announced today that he has elected to retire as chief executive officer at the end of September. Usher will continue as chairman of the board of directors through April 2007. As chairman,

Usher intends to focus on strategic initiatives and organizational development for the corporation.

     U. S. Steel President and Chief Operating Officer John P. Surma was elected to succeed Usher as CEO, effective Oct. 1. Usher said, "John Surma has the intellect, leadership skills and personal integrity to lead U. S. Steel to the next level. We expect this transition to be seamless and to assure U. S. Steel's continued success."

Thomas J. Usher
     Thomas J. Usher has served as chairman of the board and chief executive officer of U. S. Steel since it was spun off from USX Corporation at year-end 2001. He had served as chairman and CEO of USX from 1995 until year-end 2001 and continues as chairman of Marathon Oil Corporation, the successor company. A native of Reading with a doctorate in systems engineering, Usher began his career with U. S. Steel in 1965 and gained extensive operating and managerial experience at South Works in Chicago and Gary Works in Indiana. In 1979, he returned to Pittsburgh where he was promoted through a series of senior executive positions in a variety of disciplines before he was elected president of U. S. Steel and to the USX board of directors in 1991, and president and chief operating officer of USX in 1994.

John P. Surma
     John P. Surma began his career with U. S. Steel as vice chairman and chief financial officer when the company was formed on January 1, 2002. He was named president in March 2003, and he has served as president and chief operating officer since June 2003. A graduate of Pennsylvania State University with a bachelor's degree in accounting, Surma joined Price Waterhouse LLP in 1976 where he served a number of major companies in the steel, oil and gas, chemicals, mining and manufactured products industries. In 1997, Surma joined Marathon Oil Company as senior vice president, finance & accounting. He was appointed president, Speedway SuperAmerica LLC in 1998, and senior vice president, supply & transportation for Marathon Ashland Petroleum LLC (MAP) in 2000. He was named president of MAP on January 1, 2001, and assumed the position of assistant to the chairman of USX Corporation on September 1, 2001.

For more information about U. S. Steel, and more detailed biographical information about Messrs. Usher and Surma, visit www.ussteel.com and follow the links under media, or contact U. S. Steel Public Affairs at 412.433.6792.